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                                                                     Exhibit 5.1

                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]

January 11, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: EMUSIC.COM INC. REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 9,097,952 shares (the "Shares") of the Common Stock, par value $0.001 per share, of EMusic.com Inc., a Delaware corporation (the "Company").

We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Agreement and Plan of Reorganization, dated as of November 29, 1999, by and among the Company, GNB Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, and Tunes.com Inc., a Delaware corporation (the "Merger Agreement"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, and expressly subject to the assumptions and limitations set forth herein, we are of the opinion that the Shares have been validly authorized by the Company and that the Shares will be, upon effectiveness of the Registration Statement and when issued in accordance with the terms of the Merger Agreement, legally issued, fully paid, and non-assessable.

We are admitted to practice in the State of California and are not admitted to practice in the State of Delaware. However, for the limited purpose of our above opinions, we are generally familiar with the laws of the State of Delaware as presently in effect and have made such inquiries as we consider necessary to render these opinions with respect to a Delaware corporation. This opinion is limited to the laws of the State of California, United States federal laws and, to the limited extent set forth above, the laws of the State of Delaware as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, as originally filed or as subsequently amended. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

                                          Respectfully submitted,

                                          /s/ Gray Cary Ware & Freidenrich LLP
                                          _________________________________
                                          GRAY CARY WARE & FREIDENRICH LLP